Exhibit 5.1

McNees Wallace & Nurick LLC 426 W. Lancaster Ave., Suite 110 Devon, PA 19333	Allen Tucci Telephone: 484.329.8046 Fax: 717.237.5300 atucci@mcneeslaw.com

August 28, 2024

VIA E-MAIL

Invech Holdings, Inc.

7339 E. Williams Drive

Unit 26496

Scottsdale, AZ 85255

Re: REGISTRATION STATEMENT ON FORM S-1 FOR INVECH HOLDINGS, INC.

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of an amended Registration Statement (Amendment 9) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 3,277,416 shares (the “Shares”) of Common Stock, $.001 par value (“Common Stock”), of Invech Holdings, Inc., a Nevada corporation (the “Company”).

In our capacity as counsel to the Company in connection herewith, we have examined (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and By-Laws; (iii) the Stock Purchase Agreements for the Shares; (iv) certain resolutions of the Company’s Board of Directors; (v) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion. In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Nevada as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

Allen Tucci

MCNEES WALLACE & NURICK LLC